U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 8-K
                            Current Report
            Pursuant to Section 13 or 15(d) of the Securities
                        Exchange Act of 1934.

                            Date of Report
                               1/12/98

                    Commission File Number: 1-6762

                      KILLEARN PROPERTIES, INC.
          (Exact name of registrant as specified in its charter)

         Florida                                59-1095497
(State of Incorporation)               (IRS Employer Identification No.)

                         385 Country Club Drive
                         Stockbridge, GA  30281
             (Address of Principal Executive Offices)      (Zip Code)

             Registrant's telephone number, including area code:
                              (770) 389-2020


Item 5  Other Events

  The Company's liquidity position has been adversely affected since the filing of the last form 10-QSB, due primarily to the failure of Proactive Technologies, Inc., the major shareholder of the Company, to pay the past due interest and principal on notes and mortgages to the Company. Proactive's Chairman and President was, until recently, the Chairman and President of the Company. The past due amount totals approximately $ 2.7 million as reported in the Company's last form 10-QSB. In addition the Company's sales in the current quarter have declined substantially.

The Company has made demand on Proactive Technologies, Inc., to pay the three notes which are in default totaling $ 4,874,820.07, including past due interest through December 31,1997. If payment is not received by January 19,1998, the Company has instructed it's attorney to enforce the Company's rights pursuant to the notes and related mortgages, by taking appropriate action, including filing suit seeking damages and specific performance.

At the request of the Company, J. T. Williams, Jr., a director of the Company, loaned the Company approximately $ 406,000 for the Company to pay past due obligations, in order to prevent liens from being filed against the Company.

On December 29,1997, the Company received a letter from the Company's primary lender, requiring the Company to repay a loan in the amount of $2.4 million dollars, which was in default. J. T. Williams, Jr., a director of the Company, purchased the loan from the lender. The loan in still in default. Although management believes it can cure the default, there is no assurance this can be accomplished.




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   David K. Williams
                                   /s/ David K. Williams
January 12, 1998